INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Gold & Special Minerals Fund:

We consent to the use in this Registration Statement of Oppenheimer Gold & Special Minerals Fund of our report dated July 22, 1999, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" included in the Prospectus, which is also part of such Registration Statement and "Independent Auditors" included in the Statement of Additional Information.


                                    /s/ KPMG LLP
                                    ----------------
                                    KPMG LLP

Denver, Colorado
October 22, 1999